UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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LNB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)
Richard M. Osborne Trust

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RICHARD M. OSBORNE
8500 Station Street
Suite 113
Mentor, Ohio 44060
Phone: 440-951-1111
Fax: 440-255-8645
An Open Letter to the Shareholders
of LNB Bancorp, Inc..
Dear Fellow Shareholders:
I am the beneficial owner of 284,600 shares, or 3.9% of the outstanding shares, of common stock of LNB Bancorp, Inc. Like many of you, I have invested in LNB with a view toward long-term equity appreciation. I recognize that we are experiencing a very difficult time throughout the financial industry. However, especially given these challenging times, I do not believe that LNB’s management and board is capable of effectively running LNB.
I believe in LNB’s future, but not without some changes, including a change in current management and board members. The numbers speak for themselves. LNB’s net income declined 38% from 2007 to 2008 and 43% over the last three years. LNB’s highest stock price during 2008 occurred on January 4, 2008 ($15.26) and its six-year low occurred on December 30, 2008 ($5.04), a staggering 70.0% decline.
In addition, LNB reduced its regular quarterly dividend of $0.18 per share to $0.09 per share in the third and fourth quarters of 2008, a decrease of 50%, prior to receiving bailout funds from the U.S. Department of Treasury under the Troubled Asset Relief Program (TARP). Now approximately $650,000 of what had been a $1.3 million quarterly dividend is being paid to the Treasury Department, and absent redemption of the preferred stock, LNB will continue to pay this portion of our dividend to the Treasury Department for years to come. In addition, LNB will owe the Treasury Department approximately $1.28 million in dividends for 2009. With these dividend payments to the Treasury Department, LNB’s pay-out ratio reached the absurd — an astounding 116% for 2008, a year in which LNB owed the Treasury Department for only several weeks’ worth of interest. If, during 2009, LNB pays the quarterly dividend of just $0.09 per share as it did in the third and fourth quarters of 2008 to common shareholders as well as the dividends to the Treasury Department (and assuming no change in net income), LNB’s pay-out ratio for 2009 would be 115% over the entire year.
LNB owes it to its shareholders to take immediate steps to change the board and management and develop and execute a business plan that can enable the company to succeed and thrive.
You have a choice. I am preparing proxy materials which I will mail, with a green proxy card, to all LNB stockholders. I believe you can vote for LNB’s future by voting FOR me and my nominee Thomas J. Smith. LNB’s shareholders have stood by long enough while waiting for the board to develop a plan. I believe that our election to the board of directors will provide management with a new perspective necessary to increase profitability and maximize shareholder value.
In addition, I would urge you to vote AGAINST LNB’s advisory proposal regarding its executive compensation program and vote FOR the approval of the shareholder proposals regarding (1) an amendment to LNB’s articles of incorporation to declassify its board of directors and (2) share ownership requirements for LNB’s president and chief executive officer.
If you receive LNB’s proxy materials before mine, I urge you not to take any action until you have received and reviewed my materials. Do not sign any proxy card solicited by LNB.
Your vote at the annual meeting on April 28, 2009 will determine the future direction of LNB and your investment. Exercise your democratic right as an owner of LNB. Look for my proxy materials and vote the green proxy card.
If you have any questions, please contact my proxy solicitor, D.F. King & Co., Inc., at 888-644-5854.
Respectfully Submitted,

Richard M. Osborne	March 20, 2009

IMPORTANT
This letter is not a solicitation of your proxy; I intend to solicit your proxy by delivering to you a proxy statement with accompanying green proxy card. I strongly encourage you to read my proxy statement, which will contain information important to your decision. In addition, my recent Schedule 13D filings are available for free on the SEC’s website; these filings contain additional information about me, including details of my ownership in LNB. A copy of my proxy statement will be sent directly to you and will also be available for free at the SEC’s website (www.sec.gov). You may also contact my proxy solicitor, D.F. King & Co., Inc., at 888-644-5854 directly to obtain a free copy of these documents.